EXHIBIT 99.1

Prestige Announces Agreement to Acquire Blacksmith Brands

IRVINGTON, N.Y., September 20, 2010 – Prestige Brands Holdings, Inc. (“Prestige Brands” or “Prestige”) (NYSE: PBH), a leading marketer of branded consumer products, today announced that it has entered into a definitive agreement to acquire 100% of the stock of Blacksmith Brands Holdings, Inc. (“Blacksmith Brands” or “Blacksmith”), for $190 million in cash. Blacksmith, a portfolio company of Charlesbank Capital Partners, owns five leading consumer over-the-counter ("OTC") brands.  The transaction is subject to customary closing conditions, including clearance under the Hart-Scott Rodino Antitrust Improvements Act of 1976, and is expected to close during the fourth quarter of calendar year 2010.

The brands being acquired are:

- Efferdent®, a powerful effervescence that cleans dentures and kills odor-causing bacteria;

- Effergrip®, a zinc-free denture adhesive cream;

- PediaCare®, a well-known OTC cough/cold/allergy/sinus and fever remedy for infants and children;

- Luden’s®, great-tasting throat drops that relieve sore, dry and scratchy throats; and

- NasalCrom®, non-drowsy allergy prevention for allergy sufferers.

The addition of these well-known brands strengthens Prestige's platform in its core cough/cold and oral care categories, and represents a meaningful step towards the Company’s commitment to increasing its presence in the OTC arena.  With the addition of these five brands, OTC products in the Prestige portfolio now account for 75% of revenues and an even greater percentage of brand contribution.

“Strategic acquisitions in the OTC market are core to our shareholder value creation strategy.  We are strengthening Prestige’s position in key categories with the additions of Efferdent®, PediaCare® and Luden’s®.  These three scale brands compete in attractive categories we know well, and they provide a clear path for shareholder value creation through increased brand support and line extensions,” said Matthew Mannelly, Prestige Brands Chief Executive Officer.  “This transaction is consistent with our strategy of acquiring businesses that have strong consumer franchises and are important to retailers,” he said.

“We have a proven track record of successfully integrating brands into the Prestige portfolio.  The Blacksmith operating model mirrors the Prestige model, and like Prestige, has strong free cash flow.  The acquisition of Blacksmith Brands represents a transformative and exciting opportunity for us,” continued Mannelly.

The acquisition is expected to be accretive to Prestige's earnings per share in fiscal 2012 and provides excellent long-term growth opportunities for both sales and earnings.

As part of the transaction, Prestige will acquire tax attributes with a present value of approximately $16 million, which would imply an effective purchase price of $174 million.  To fund the transaction, Prestige will use a combination of cash on the balance sheet and additional bank and/or bond financing.

Sawaya Segalas & Co., LLC, a leading consumer investment banking firm, is acting as a financial advisor to Prestige with respect to the transaction.

Divestiture of Cutex®

Simultaneously with the announcement of the Blacksmith transaction, Prestige also announced the divestiture of its Cutex® line of nail polish removers, the largest remaining product in its personal care segment. The sale to Arch Equity Partners of St. Louis was effective on September 1, 2010.

Conference Call and Webcast

Matt Mannelly, Prestige's Chief Executive Officer, and Pete Anderson, Prestige's Chief Financial Officer, will discuss the Blacksmith transaction during a special conference call for investors and other interested parties to be held today at 10:00 AM eastern time.  Details regarding call participation are set forth below:

•	Event: Prestige Brands Holdings, Inc. Special Conference Call
•	Date and time: Monday, September 20, 2010, 10:00 a.m. ET
•	Instructions: Domestic Callers (866) 383-8119; International Callers (617) 597-5344
•	Pass code 63714360.
•	Replay – available through October 4th, 2010 at 888-286-8010 (domestic callers) or 617-801-6888 (international callers) with pass code 16714761.

A slide presentation will accompany the conference call and can be accessed at the following link beginning at approximately 9:50 AM eastern time: http://ir.prestigebrands.com/phoenix.zhtml?c=182173&p=irol-presentations.

A simultaneous webcast of the call for interested investors and others may be accessed by visiting the Prestige Brands website at www.prestigebrandsinc.com and clicking on “Webcasts & Presentations” in the Investor Relations section.

About Prestige Brands

Prestige Brands markets and distributes brand name over-the-counter healthcare, personal care and household products throughout the United States, Canada and certain international markets.  Key brands include Compound W® wart treatments, Chloraseptic® sore throat relief and allergy treatment products, New-Skin® liquid bandage, Clear Eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter healthcare products, The Doctor's® NightGuard® dental protector, Comet® and Spic and Span® household cleaners, and other well-known brands.

About Charlesbank Capital Partners

Charlesbank Capital Partners  is a middle-market private equity investment firm managing more than $2 billion of capital. Charlesbank focuses on management-led buyouts and growth capital financings, typically investing $50 million to $150 million per transaction in companies with enterprise values of $100 million to $750 million. The firm seeks to partner with strong management teams to build companies with sustainable competitive advantages and excellent prospects for growth. For more information, visit www.charlesbank.com.

Forward-looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would” and similar expressions are intended to identify forward-looking statements as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which include the percentage of Prestige's revenues to be generated from OTC products and the expected effects of the Blacksmith acquisition on 2012 earnings, involve a variety of risks and uncertainties that could cause actual results to differ materially from those projected therein.  These risks and uncertainties include, but are not limited to: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, our ability to complete the acquisition of Blacksmith and the related financing, the ability to meet debt service requirements, adverse changes in federal and state laws relating to the over-the-counter health care industry, availability and terms of capital, ability to attract and retain qualified personnel, ability to successfully integrate newly acquired companies and brands, including Blacksmith and its brands, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters described in our Annual Report on Form 10-K and from time to time in our other filings with the Securities and Exchange Commission, press releases, and other communications, many of which are beyond management’s control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events.  Prestige expressly disclaims any obligation or undertaking to release publicly any updates or changes in its expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based.

Contact:  Dean Siegal, Prestige Brands Holdings, Inc.
914-524-6819